April 25, 2005

Verso Reports First Quarter 2005 Results

ATLANTA — Verso Technologies, Inc. (Nasdaq: VRSO), a provider of packet-based solutions, announced today its financial results for the first quarter of 2005.

The company reported revenue of $6.6 million for the first quarter of 2005, consistent with the company’s forecast on its April 12, 2005 conference call. EBITDA from continuing operations (defined as net loss before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation) was a negative $3.6 million and loss from continuing operations was $4.9 million, or $.04 per share. Net loss was $5.5 million, or $.04 per share.

Total revenue from continuing operations for the first quarter of 2005 was $6.6 million, which compares to revenue of $7.6 million for the fourth quarter of 2004 and $11.1 million for the first quarter of 2004. The shortfall in revenue relative to the first quarter of 2004 was due primarily to weakness in the company’s softswitch division and the timing of revenue recognition related to an I-Master project. In the first quarter of 2004, Verso had a significant softswitch order that represented in excess of $4 million in revenue, but it did not receive such an order in the first quarter of 2005. In addition, as discussed in the company’s conference call on April 12, 2005, Verso received $750,000 in cash in the first quarter of 2005 from a Tier 1 carrier customer, which will be recorded as revenue when the project is completed.

Gross profit from continuing operations for the first quarter of 2005 was $2.9 million, or 43% of sales, compared to $3.2 million, or 43% of sales, for the fourth quarter of 2004 and $5.9 million, or 53% of sales, for the first quarter of 2004.

Total operating expenses from continuing operations for the first quarter of 2005 were $7.2 million, compared to $8.6 million for the fourth quarter of 2004 and $8.3 million for the first quarter of 2004. Reorganization costs in the first quarter of 2005 were $124,000, compared to $260,000 in the fourth quarter of 2004 and $1.2 million in the first quarter of 2004.

EBITDA from continuing operations was negative $3.6 million for the first quarter of 2005. This compares to EBITDA from continuing operations for the fourth quarter of 2004 of negative $4.3 million and EBITDA from continuing operations for the first quarter of 2004 of negative $1.5 million.

In the first quarter of 2005, the company had a $566,000 loss from discontinued operations related to the NACT and MCK operations. In the fourth quarter of 2004, the loss from discontinued operations was $1.2 million and a loss of $14.8 million for the disposal of discontinued operations related to the sale of the business assets of NACT and MCK. In the first quarter of 2004, the loss from discontinued operations was $1.1 million.

The company had a net loss of $5.5 million for the first quarter of 2005. The net loss per share was $.04, of which there was a net loss of $.04 from continuing operations and $.00 from discontinued operations. In the fourth quarter of 2004, the company had a net loss of $21.5 million, or $.16 per share. The net loss per share from continuing operations was $.04, and the net loss per share from discontinued operations was $.12. In the first quarter of 2004, the company had a net loss of $3.7 million, or $.03 per share. The net loss per share from continuing operations was $.02, and the net loss per share from discontinued operations was $.01.

As of March 31, 2005, the company had total cash of $14.7 million plus an additional $1.6 million of restricted cash, for a total of $16.3 million. This compares to a total cash position of $4.2 million at December 31, 2004. The higher cash position is due to the private placement of senior unsecured convertible debentures and warrants and the sale of NACT, which were both completed in the first quarter of 2005 and are discussed below. As of March 31, 2005 the total debt, which consists of two issues of convertible debentures and a note payable, was $16.2 million, of which $4.3 million is current.

Since the end of the year, Verso took the following steps:

•	On March 31, 2005 Verso completed the acquisition of the I-Master intellectual property and other business assets of Jacksonville Technology Associates, Inc. (JTA) for $50,000 and the issuance of 950,000 shares of Verso common stock and the additional payment of $625,000 in liabilities.

•	On March 30, 2005, Verso announced that the U.S. Patent and Trademark Office had issued a notice of allowance of its continuation-in-part U.S. Patent Application, “A System and Method for Managing Computer and Phone Network Resources,” which is a follow-on patent to Verso’s earlier Patent No. 6,292,801. Verso believes this new patent represents a potentially significant opportunity for the company.

•	On March 18, 2005, the company renewed its line of credit with Silicon Valley Bank. Currently, there are no borrowings outstanding under the line.

•	On February 4, 2005, Verso completed a private placement of senior unsecured convertible debentures and warrants pursuant to a securities purchase agreement with certain institutional investors. After expenses, the company realized approximately $12.8 million in net proceeds from the sale of these securities, including restricted cash of $1.6 million.

•	On January 24, 2005 Verso sold the assets of NACT and MCK. The sale of NACT netted the company approximately $3.9 million in cash during the first quarter. Verso sold the assets of MCK for a $3.5 million secured interest bearing note.

Conference Call Information
Verso will hold a conference call today at 5:00 p.m. EDT to discuss the company’s first quarter results. Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the Verso website, www.verso.com, or at www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast, the webcast will be archived on the investor section of Verso’s website for 30 days. A telephone replay of the call will be available from 8:30 p.m. EST on April 25, 2005 through 11:59 p.m. on May 9, 2005 at 800.475.6701 for domestic callers and 320.365.3844 for international callers. The passcode is 778034.

About Verso Technologies
Verso is a leading provider of next generation communication solutions for carriers and service providers that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 120 countries. For more information, contact Verso at www.verso.com or call 678.589.3500.

Earnings Measurement Quality
EBITDA from continuing operations as presented in this press release is not a measure of performance under generally accepted accounting principles and is not calculated identically by all companies. Therefore, the presentation in this press release may not be comparable to those disclosed by other companies. The company utilizes EBITDA from continuing operations (defined as net loss excluding discontinued operations before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation), with and without the write-down of goodwill, as a measure of performance because it believes that EBITDA is a useful adjunct to net income and other GAAP measurements and provides a reasonable measure of a company’s performance. Items such as depreciation and amortization are more appropriately associated with the historical operations of the business, i.e., existing asset base and the implications of purchase accounting for acquisitions. Interest expense is associated primarily with the company’s financing decisions, rather than current operations. The company believes that EBITDA, with and without the write-down of goodwill, provides investors with an indication of the cash produced from the company’s operations.

Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2004. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Verso Investor Contact:
Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
678.589.3579
Monish.Bahl@verso.com

VERSO TECHNOLOGIES, INC.
(Unaudited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	For the three months ended March 31,
	2005	2004
Revenue:
Products	$2,738	$6,614
Services	3,868	4,485

Total revenue	6,606	11,099

Cost of revenue:
Products:
Product costs	1,340	2,524
Amortization of intangibles	68	69

Total cost of products	1,408	2,593
Services	2,335	2,593

Total cost of revenue	3,743	5,186

Gross profit	2,863	5,913

Operating expenses
General & administrative	2,586	2,836
Sales and marketing	2,146	1,956
Research and development	1,684	1,581
Depreciation and amortization	660	769
Reorganization costs	124	1,154

Total operating expenses	7,200	8,296

Operating (loss) income from continuing operations	(4,337)	(2,383)
Other expense, net	(597)	(262)

Loss from continuing operations before income taxes	(4,934)	(2,645)
Income taxes	—	—

Loss from continuing operations	(4,934)	(2,645)

Loss from discontinued operations	(566)	(1,091)

Net loss	$(5,500)	$(3,736)

Net loss per common share- basic and diluted:
Loss from continuing operations	$(0.04)	$(0.02)
Loss from discontinued operations	$(0.00)	$(0.01)

Net loss per common share- basic and diluted	$(0.04)	$(0.03)

Weighted average shares outstanding — basic and diluted	133,418,567	126,783,895

RECONCILIATION OF NET LOSS TO EBITDA FROM CONTINUING OPERATIONS

	For the three months ended March 31,
	2005	2004
Loss from continuing operations	$(4,934)	$(2,645)
Add back:
Interest	574	265
Income taxes	—	—
Depreciation and amortization	660	769
Amortization of intangibles (cost of goods sold)	68	69

EBITDA from continuing operations	$(3,632)	$(1,542)

SELECTED BALANCE SHEET ITEMS

	March 31, 2004	December 31, 2004
Cash and cash equivalents	$14,700	$4,234
Restricted cash	1,620	—
Accounts receivable, net	3,412	3,961
Inventories	4,843	5,362
Current portion of assets of discontinued operations	—	8,995
Total current assets	27,585	24,003
Note receivable, net of current	3,200	—
Total assets	40,726	33,429
Convertible subordinated debentures, current	4,322	4,254
Total current liabilities	15,040	16,388
Convertible subordinated debentures, long-term	9,171	—
Total liabilities	28,322	20,789
Total shareholders’ equity	12,404	12,640